Exhibit 99.1

PRESS RELEASE - FOR IMMEDIATE DISTRIBUTION

Dated: July 1, 2009

Citizens Bancorp of Virginia Reports Second Quarter 2009 Dividend

[Blackstone, Virginia] Citizens Bancorp of Virginia, Inc. (CZBT.OB), parent company for Citizens Bank and Trust Company, announces that the Board of Directors approved a $0.17 per share dividend for the second quarter of 2009 at its regularly scheduled meeting on June 25, 2009. The current dividend represents an annualized dividend yield of 5.23% based upon the highest closing stock price in the second quarter (through June 17, 2009) of $13.00 per share. The average dividend yield of Virginia-based banks with assets less than $1 billion as of the most recently completed quarter was 2.30%. Citizens Bank & Trust Company continues to maintain significantly higher capital ratios and a return on average asset ratio when compared to similar asset-size banks in the Commonwealth of Virginia and nationally. The Bank, established in 1873, has seen several severe economic cycles, including the Great Depression, during its over 135-year history.

The quarterly cash dividend is payable on July 10, 2009, to shareholders of record as of the close of business on July 3, 2009.

Citizens Bancorp of Virginia, Inc. is a single bank holding company headquartered in Blackstone, Virginia with $306.4 million in assets as of March 31, 2009. Its subsidiary, Citizens Bank and Trust Company, was founded in 1873 and is the second oldest community bank in Virginia. The Bank has eleven banking offices in Amelia, Nottoway, Prince Edward, Chesterfield counties, the City of Colonial Heights, and South Hill which provide financial services to individuals and small to medium size businesses.

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This press release may contain forward-looking statements as defined by federal securities laws. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. Actual results could differ materially from these statements. Please refer to Citizens Bancorp’s filings with the Securities and Exchange Commission for a summary of important factors that could affect Citizens’ forward-looking statements. Citizens Bancorp undertakes no obligation to revise these statements following the date of this press release.

CONTACT:	Ronald E. Baron
SVP and Chief Financial Officer
Voice: 434-292-8100 or E-mail: Ron.Baron@cbtva.com

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